FILED PURSUANT TO RULE NO. 424(B)(3)
                                                   REG. NO. 333-33896-01

   PROSPECTUS

                                NISOURCE INC.

                      6,800 Common Shares, $.01 Par Value

          IWC RESOURCES CORPORATION EMPLOYEE THRIFT PLAN AND TRUST

        This Prospectus relates to common shares of NiSource Inc.
   which may be offered and sold under the IWC Resources Corporation Employee Thrift Plan and Trust (the "Plan") to Plan participants who ceased to be employees of NiSource Inc. and its subsidiaries, including IWC Resources Corporation, on or prior to November 1, 2000.

        Our common shares are traded on the New York Stock Exchange under the symbol "NI". On October 26, 2000, the closing sale price of the common shares on the New York Stock Exchange was $24 per share.

        The mailing address and telephone number of NiSource's principal executive offices are: 801 East 86th Avenue, Merrillville, Indiana 46410, telephone number (219) 853-5200.

        This Prospectus should be retained for future reference.

                 __________________________________________

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                 __________________________________________

              The date of this Prospectus is November 2, 2000

   The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

   You should rely only on the information provided or incorporated by reference in this Prospectus. The information in this Prospectus is accurate as of the date on these documents, and you should not assume that it is accurate as of any other date.





                              TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----

   THE COMPANY.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

   WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . .    5

   WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . . .  5

   IWC RESOURCES CORPORATION EMPLOYEE THRIFT PLAN AND TRUST
        PROSPECTUS.  . . . . . . . . . . . . . . . . . . . . . . . . .  7

   APPENDIX DATED OCTOBER, 2000 TO SUMMARY PLAN DESCRIPTION DATED
        APRIL 1, 1996  . . . . . . . . . . . . . . . . . . . . . . . .  7

   IWC RESOURCES CORPORATION EMPLOYEE THRIFT PLAN AND TRUST SUMMARY
        PLAN DESCRIPTION DATED APRIL 1, 1996 . . . . . . . . . . . . . 10

   Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

   Administration  . . . . . . . . . . . . . . . . . . . . . . . . . . 11

   Participation and Eligibility . . . . . . . . . . . . . . . . . . . 12

   Employer Contributions  . . . . . . . . . . . . . . . . . . . . . . 14

   Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

   Vesting & Forfeitures . . . . . . . . . . . . . . . . . . . . . . . 17

   Payment of Benefits . . . . . . . . . . . . . . . . . . . . . . . . 19

   Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

   Plan Amendment & Termination  . . . . . . . . . . . . . . . . . . . 23

   Your Rights under ERISA . . . . . . . . . . . . . . . . . . . . . . 24

   LIMITATION OF LIABILITY . . . . . . . . . . . . . . . . . . . . . . 25

   USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . 25

   PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . 26

   DESCRIPTION OF COMMON SHARES  . . . . . . . . . . . . . . . . . . . 26

   EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

   LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

                                 THE COMPANY

        On November 1, 2000, New NiSource Inc. (the "Company"), a new company formed by NiSource Inc. ("NiSource"), completed the acquisition by merger of Columbia Energy Group ("Columbia").
   Effective November 1, 2000, the Company changed its name to "NiSource Inc." Upon completion of the merger, Columbia became a wholly-owned subsidiary of the Company, and the Company continues the businesses conducted by NiSource and Columbia prior to the merger. The fiscal year of the Company will end on December 31 of each year. The Company is a Delaware corporation with its corporate headquarters in Merrillville, Indiana.

        The Company is a super-regional energy and utility-based holding company that provides natural gas, electricity, water and energy related services for residential, commercial and industrial uses through a number of regulated and non-regulated subsidiaries. The Company has over 3.6 million gas and electric customers located primarily in nine states and is the leading gas competitor within the key energy corridor between the Gulf Coast and the Northeast. The Company is a registered holding company under the Public Utility Holding Company Act of 1935. The Company's principal executive offices are located at 801 East 86th Avenue, Merrillville, Indiana 46410, and its telephone number is (219) 853-5200.

        NATURAL GAS. The Company's gas business is comprised of regulated gas utilities and gas transmission companies that operate in nine states. The Company is the largest gas company east of the Rockies based on customers, and has the nation's second largest volume of gas sales with 911 million cubic feet per day.

        Through its wholly-owned subsidiary, Columbia Energy Group, the Company owns five distribution subsidiaries that provide natural gas services to nearly 2.1 million residential commercial and industrial customers in Ohio, Pennsylvania, Virginia, Kentucky and Maryland. The Company also distributes natural gas to approximately 751,000 customers in northern Indiana through three subsidiaries: Northern Indiana Public Service Company, Kokomo Gas and Fuel Company and Northern Indiana Fuel and Light Company, Inc. Additionally, the Company's subsidiaries, Bay State Gas Company and Northern Utilities, Inc. distribute natural gas to more than 320,000 customers in the areas of Brockton, Lawrence and Springfield, Massachusetts, Lewiston and Portland, Maine, and Portsmouth, New Hampshire.

        The Company's subsidiaries Columbia Gas Transmission Corporation and Columbia Gulf Transmission Company own and operate an interstate pipeline network of approximately 16,250 miles extending from offshore in the Gulf of Mexico to Lake Erie, New York and the eastern seaboard.
    Together, Columbia Gas Transmission and Columbia Gulf serve customers in 15 northeastern, mid-Atlantic, midwestern, and southern states and the District of Columbia. In addition, Columbia Gas Transmission operates one of the nation's largest underground natural gas storage systems. Columbia Gas Transmission is also participating in the proposed 442-mile Millennium Pipeline Project that has been submitted to the FERC for approval. As proposed, the project will transport approximately 700,000 Mcf of natural gas per day from the Lake Erie region to eastern markets.

        The Company's wholly-owned subsidiary, Crossroads Pipeline Company, owns and operates a 201-mile, 20 inch diameter interstate pipeline extending from the northwestern corner of Indiana (near the border with Chicago) eastward into Ohio. Another wholly-owned Company subsidiary, Granite State Transmission, owns and operates a 105-mile, 6 to 12 inch diameter interstate pipeline that extends from Haverhill, Massachusetts in a northeasterly direction to Maine. In addition to the Crossroads and Granite State pipelines, the Company owns a 19% share of Portland Natural Gas Transmission System, a 292-mile pipeline built to bring Canadian gas from New Brunswick into Maine, New Hampshire and Massachusetts in order to increase the gas supply to the region.

        ELECTRICITY. The Company generates and distributes electricity to the public through its subsidiary Northern Indiana Public Service Company. Northern Indiana provides electric service to approximately 426,000 customers in 30 counties in the northern part of Indiana, with an area of approximately 12,000 square miles and a population of approximately 2.2 million. In addition, the Company develops unregulated power projects through its subsidiary, Primary Energy, Inc. Primary Energy works with industrial customers in managing the engineering, construction, operation and maintenance of "inside the fence" cogeneration plants that provide cost-effective, long-term sources of energy for energy-intensive facilities.

        WATER. Through its wholly-owned subsidiary IWC Resources Corporation and its subsidiaries, the Company supplies water to residential, commercial and industrial customers and for fire protection service in Indianapolis, Indiana and surrounding areas.

        NON-REGULATED ENERGY SERVICES. The Company provides non-regulated energy services through its wholly-owned subsidiary Energy USA, Inc. Through its subsidiaries and investments, Energy USA provides to customers in 22 states a variety of energy-related services, including gas marketing and asset management services, pipeline construction and underground utility locating and marking services. The Company expanded its gas marketing and trading operations with the April 1999 acquisition of TPC Corporation, now renamed Energy USA-TPC Corp., a natural gas asset management company. Through Columbia, it also owns Columbia Energy Resources, Inc., an exploration and production subsidiary that explores for, develops, gathers and produces natural gas and oil in Appalachia and Canada. In addition, the Company has invested in a number of distributed generation technologies, including fuel cells and microturbine ventures.

        In the merger, NiSource shareholders received one common share of the Company, par value $.01 per share, ("Common Share") for each of their NiSource common shares. Accordingly, each of the NiSource common shares held in the NiSource Common Stock Fund under the Plan has been converted into one Common Share of the Company.

         ALL REFERENCES IN THE PLAN AND THE SUMMARY PLAN DESCRIPTION TO NISOURCE ARE NOW REFERENCES TO THE COMPANY, AND ALL REFERENCES IN THE PLAN AND THE SUMMARY PLAN DESCRIPTION TO NISOURCE COMMON SHARES ARE NOW REFERENCES TO COMPANY COMMON SHARES. EXCEPT AS DESCRIBED BELOW, ALL OF THE TERMS OF THE PLAN WILL CONTINUE TO APPLY.


                     WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

   1. The Annual Report on Form 10-K of NiSource for the fiscal year ended December 31, 1999;

   2. The Annual Report on Form 10-K and Form 10-K/A of Columbia for the fiscal year ended December 31, 1999;

   3. The Quarterly Reports on Form 10-Q of NiSource for the quarterly periods ended March 31, 2000, June 30, 2000 and September 30, 2000;

   4. The Quarterly Reports on Form 10-Q of Columbia for the quarterly periods ended March 31, 2000, June 30, 2000 and September 30, 2000;

   5. The Current Reports on Form 8-K of NiSource dated February 14, 2000, February 24, 2000, March 3, 2000, April 3, 2000, April 25,
        2000, June 13, 2000, September 1, 2000 and September 13, 2000;

   6. The Current Reports on Form 8-K of Columbia dated January 25, 2000, April 13, 2000, May 3, 2000, May 12, 2000, May 22, 2000,
        June 2, 2000, June 15, 2000 and July 14, 2000;

   7. The Current Reports on Form 8-K of the Company dated November 1, 2000 and November 3, 2000;

   8. The description of our Common Shares contained in our Joint Proxy Statement/Prospectus dated April 24, 2000;

   9. The description of our Rights contained in our Joint Proxy Statement/Prospectus dated April 24, 2000; and

  10.   The description of our SAILS contained in our Joint Proxy
        Statement/Prospectus dated April 24, 2000.

        You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

        NiSource Inc.
        801 East 86th Avenue
        Merrillville, Indiana 46410
        (219) 853-5200

        You should rely only on the information included or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.
   You should not assume that the information is this prospectus is accurate as of any date other than the date on the front of the document.

          IWC RESOURCES CORPORATION EMPLOYEE THRIFT PLAN AND TRUST
                                 PROSPECTUS

   The prospectus for the Plan includes (i) the Appendix dated
   October, 2000 to the Summary Plan Description dated April 1, 1996, and (ii) the Summary Plan Description dated April 1, 1996.

        NOTE: REFERENCES IN THE APPENDIX DATED OCTOBER, 2000 AND IN THE SUMMARY PLAN DESCRIPTION TO NISOURCE AND NISOURCE COMMON SHARES NOW REFER TO THE COMPANY AND THE COMPANY'S COMMON SHARES.

                                  APPENDIX

        THIS DOCUMENT CONSTITUTES PART OF A SECTION 10(A) PROSPECTUS
             COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER
                         THE SECURITIES ACT OF 1933


          IWC RESOURCES CORPORATION EMPLOYEE THRIFT PLAN AND TRUST

                        Appendix dated October, 2000
                                     to
                       Summary Plan Description dated
                                April 1, 1996

        This Appendix provides certain current and updated information regarding the Plan identified above, which is fully described in the Prospectus and Summary Plan Description to which this Appendix relates. Capitalized terms in this Appendix have the same meaning assigned in the Prospectus and Summary Plan Description.

   MERGER

        On November 1, 2000, New NiSource Inc. (the "Company"), a new company formed by NiSource Inc. ("NiSource") completed the acquisition by merger of Columbia Energy Group ("Columbia").
   Effective November 1, 2000, the Company changed its name to "NiSource Inc." Upon completion of the merger, Columbia became a wholly-owned subsidiary of the Company, and the Company continues the businesses conducted by NiSource and Columbia prior to the merger. The fiscal year of the Company will end on December 31 of each year. The Company is a Delaware corporation with its corporate headquarters in Merrillville, Indiana. All references in the Plan and the Summary Plan Description to NiSource common shares are now references to common shares of the Company, par value $.01 per share ("Common Shares"). Except as described below, all of the terms of the Plan will continue to apply.

        In the merger, each NiSource common share was converted into the right to receive one Common Share of the Company. Accordingly, each NiSource common share held in the NiSource Common Stock Fund under the Plan has been converted into one Company Common Share.

   FINANCIAL INFORMATION

   Certain information regarding the performance of the Funds described below has been extracted from materials provided to the Company by the Funds. The Company has not made any independent review of the accuracy of this information and, accordingly, makes no warranty or representation concerning this information. Performance information related to an investment in the Funds will be updated periodically and can be obtained from KeyInvest Customer Service (telephone 800/962-
   2149).

   ER MAGIC FUND

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 6.5%, 6.5%, 6.4% and 6.4% for 1997, 1998, 1999 and year to date through September 30, 2000; respectively. Additional information is included in its annual report and product description, copies of which can be obtained from KeyInvest Customer Service (telephone 800/962-2149).

   THE VICTORY INVESTMENT QUALITY BOND FUND

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 8.45%, 7.50%, -2.45% and 5.88% for 1997, 1998, 1999 and year to date through September 30, 2000;
   respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from KeyInvest
   Customer Service (telephone 800/962-2149).

   THE VICTORY STOCK INDEX FUND

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 32.40%, 27.70%, 20.23% and -1.83% for 1997, 1998, 1999 and year to date through September 30, 2000; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from KeyInvest Customer Service (telephone 800/962-2149).

   THE AMERICAN FUNDS GROUP

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 21.04%, 11.13%, 3.47% and -1.83% for 1997, 1998, 1999 and year to date through September 30, 2000;
   respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from KeyInvest
   Customer Service (telephone 800/962-2149).

   FIDELITY CONTRAFUND

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 23%, 31.57%, 25.03% and -0.28% for 1997, 1998, 1999 and year to date through September 30, 2000;

   respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from KeyInvest
   Customer Service (telephone 800/962-2149).

   TEMPLETON FOREIGN FUND

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 6.65%, -4.89%, 39.21% and -8.82% for 1997, 1998, 1999 and year to date through September 30, 2000;
   respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from KeyInvest
   Customer Service (telephone 800/962-2149).

   NISOURCE COMMON STOCK FUND

   The Fund, based on NiSource Common Shares, has experienced annual returns, after deduction for Fund expenses and asset based fees and inclusion of dividends, of 16.1%, 16.1% and 12.8% for 1997, 1998 and 1999; respectively. Effective as of November 1, 2000, the Fund performance will be based on the Company Common Shares.

   AVAILABLE INFORMATION

   The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering up to 6,800 Common Shares to be offered and sold under the Plan to Plan participants who ceased to be employees of NiSource and its subsidiaries on or prior to November 1, 2000.

   The Company will provide, without charge, to each person eligible to participate in the Plan, upon written or oral request, (i) a copy of any of the documents which are incorporated by reference in the Registration Statement, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates) and (ii) a copy of its Annual Report to Shareholders for its most recent fiscal year. The documents incorporated by reference in the Registration Statement are hereby specifically incorporated by reference in this Prospectus. Requests for copies of such documents should be directed to the Director, Compensation and Benefits, at NiSource Inc., 801
   East 86th Avenue, Merrillville, Indiana 46410, telephone number (219)
   853-5200.

      NOTE: REFERENCES IN THIS DOCUMENT TO NISOURCE AND NISOURCE COMMON SHARES NOW REFER TO THE COMPANY AND THE COMPANY'S COMMON SHARES.

          IWC RESOURCES CORPORATION EMPLOYEE THRIFT PLAN AND TRUST

                          SUMMARY PLAN DESCRIPTION

                             DATED APRIL 1, 1996

   PURPOSE

        WHAT IS THE PLAN?

        The Plan is an arrangement established by IWC Resources Corporation to provide you with a way to save money for retirement. The Plan Trustee will invest the contributions according to your direction, and you will share in the gains and losses attributable to the investments you have selected. The vested contributions that you have accumulated in your account will be used to provide you benefits when you retire, terminate employment, die or become disabled. The Plan is intended to "qualify" for special tax treatment under the Internal Revenue Code and to comply with the applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended. The tax and financial planning consequences of participating in the Plan are complex and will vary from one Participant to another. If you have any questions concerning the tax or financial planning consequences of participating in the Plan, you should consult with your legal, tax or financial advisors.

        WHAT IS THE PLAN'S NAME?

        The Plan's name is: IWC Resources Corporation Employee Thrift Plan and Trust

        WHO ESTABLISHED THIS PLAN?

        Name of Employer:        IWC Resources Corporation
                                 1220 Waterway Boulevard, P.O. Box 1220
                                 Indianapolis, IN 46206

        The Employer's ID Number is:            35-0414230

        For government reporting purposes, this Plan is known as Plan #
        003.

        The Plan originally became effective: March 1, 1981

        The Plan was last restated: April 1, 1996

        The Plan was most recently amended effective: April 1, 1996

        WHAT TYPE OF PLAN IS THE PLAN?

        The Plan is a Profit Sharing Plan with a 401(k) savings feature.

        WHAT IS THE PLAN'S YEAR END FOR ACCOUNTING PURPOSES?

        The year end is: December 31

        The 12 month period ending on the Plan's year end is called the "Plan Year."

   ADMINISTRATION

        WHO ADMINISTERS THE PLAN?

        The Plan is administered by the Plan Administrator. IWC Resources Corporation may appoint the Plan Administrator for the IWC Resources Corporation Employee Thrift Plan and Trust.

        The Plan Administrator for IWC Resources Corporation Employee Thrift Plan and Trust is a Committee. The following serve as the Committee Member(s): Employee Benefits Committee: Jim Lathrop, Jay Rosenfeld, Joe Broyles, Les Williams and Ken Giffin.

        The Committee should be contacted if you need additional information, wish to change any option which you have with respect to the Plan, or wish to receive a distribution. The representatives on the Committee at this time are:

        Les M. Williams
        IWC Resources Corporation
        1220 Waterway Boulevard, P.O. Box 1220
        Indianapolis, IN 46206
        317-263-6359

        The Committee member(s) serve without additional pay. IWC
        Resources Corporation selects the Committee member(s) and has the right to remove any member at any time. The Committee is sometimes referred to as the Plan Administrator.

        WHAT ARE THE ACTIVITIES OF THE PLAN ADMINISTRATOR?

        The Plan Administrator makes decisions about the operation of the Plan including selecting and reviewing the investment options available for Plan Participants, reviewing applications for benefits, keeping records, preparing reports and handling any other matters concerning the Plan. In handling the Plan's operations, the Plan Administrator will treat Participants who are similarly situated in a uniform manner.

        WHO IS THE TRUSTEE OF THE PLAN?

        The Trustee of the Plan is: Key Trust Company of Indiana, NA, and any successors.

        WHAT ARE THE ACTIVITIES OF THE TRUSTEE?

        The Trustee is appointed by IWC Resources Corporation to receive, hold, invest, administer and distribute the Plan's assets in accordance with the terms of the Plan and the directions of the Plan Administrator and Participants.

        IF IT BECOMES NECESSARY TO SERVE THE PLAN WITH ANY LEGAL PAPERS, UPON WHOM SHOULD THEY BE SERVED?

        The Plan Administrator or Plan Trustee may be served with any legal papers for the Plan.

   PARTICIPATION AND ELIGIBILITY

        WHAT DOES PARTICIPATION IN THE PLAN MEAN?

        Participation means that you are entitled to receive benefits under the Plan. Benefits are derived from both Employer
        Contributions and your 401(k) deferrals. The type and amount of benefits you may receive depends on various factors which are discussed throughout this Summary Plan Description.

        WHO ARE PARTICIPANTS?

        All eligible employees of IWC Resources Corporation (and any related company that participates in the Plan) who have met the minimum age and/or service requirements are eligible to participate in the Plan.

        WHO IS AN ELIGIBLE EMPLOYEE?

        All employees of IWC Resources Corporation are eligible to participate in the Plan except:

        - Employees covered by a collective bargaining agreement

        WHAT ARE THE REQUIREMENTS TO BE AN ELIGIBLE PARTICIPANT OF THE
        PLAN?

        You must complete the following eligibility requirements before you become a Participant:

        - Minimum Year of Service: 1 Year, where a year of service is when you work 1000 hours over twelve consecutive months.

        - No Minimum Age Requirement

        IF I AM NOT EXCLUDED FROM THE PLAN, WHEN CAN I ENTER THE PLAN AS A PARTICIPANT?

        Your enrollment in the Plan will occur on the earliest date: the first day of the Plan Year (January 1) or the first day of the 4th, 7th or 10th month of the Plan Year, which are: April 1, July 1, and October 1. These dates are known as Entry Dates. After you have satisfied the above eligibility requirements, you should contact your company's Plan Administrator for enrollment information.

        HOW DO I MAKE 401(K) DEFERRALS ONCE I AM ELIGIBLE?

        You may contribute money to the Plan by electing to have a portion of your pay withheld as follows:

        You may elect to have withheld from your pay on a pre-tax basis, a minimum of 1% and a maximum of 15%, in 1% increments. Amounts withheld are contributed before federal and most state taxes are calculated. There are other limits imposed by law which may prevent you from deferring a full 15% of your pay on a pre-tax basis to the Plan. The following is an example of a before tax deferral:

        If you are paid weekly, earn $400 a week, and you elect to defer 5% of your pay, then $20 is taken out of your pay and placed in a 401(k) contribution account. You will pay no federal income tax on your $20 deferral until you withdraw this money from the Plan.

        You may suspend your contributions to the Plan at any time. If you suspend your contributions, you will not be able to start making contributions again until the beginning of the next Entry Date.

        You may change the amount you have withheld from your pay weekly. You may change your contribution percentage by following the procedures established by the Plan Administrator.

        If you have any questions about how to change your contribution percentage, see the Plan Administrator or call TrustTalk{R} at
        (216) 813-4800 or 1-800-962-2149.

        AFTER BECOMING A PARTICIPANT, MAY I BECOME INELIGIBLE TO CONTINUE IN THE PLAN?

        If you have a One-Year Break in Service, you will become ineligible to receive Employer Contributions. A One-Year Break in Service occurs when, during any Plan Year, you do not complete more than 500 Hours of Service. If you become ineligible because of a One-Year Break in Service, you will again become eligible upon completing your minimum Service requirement. If you become ineligible, any money that you have contributed to the Plan will be used to provide benefits to you. You can never forfeit your 401(k) deferrals, but the value of your investments will go up and down.

        HOW OFTEN WILL I RECEIVE A STATEMENT OF MY ACCOUNT?

        You will receive a statement of your account once each quarter.

   EMPLOYER CONTRIBUTIONS

        DOES MY EMPLOYER MAKE CONTRIBUTIONS TO THE PLAN?

        IWC Resources Corporation may make several different types of contributions to the Plan as specified below:

        DISCRETIONARY MATCHING CONTRIBUTIONS:

        IWC Resources Corporation may contribute Employer Matching Contributions at its discretion.

        DISCRETIONARY EMPLOYER CONTRIBUTIONS:

        IWC Resources Corporation:

        - May contribute Employer Profit Sharing Contributions at its discretion.

        - May make Employer Profit Sharing Contributions without regard to current or accumulated Net Profits of the Employer for the taxable year ending with, or within the Plan Year.

        DISCRETIONARY QUALIFIED MATCHING AND DISCRETIONARY QUALIFIED NON-ELECTIVE CONTRIBUTIONS:

        IWC Resources Corporation may make contributions, if necessary, to comply with certain non-discrimination requirements of the Internal Revenue Code. These Qualified Contributions used to comply with IRC requirements will be fully vested when made and subject to the same withdrawal provisions as 401(k) deferrals. All other Employer Contributions will vest according to the Plan's vesting schedule.

        FOR MY 401(K) DEFERRALS AND EMPLOYER CONTRIBUTION PURPOSES, WHAT DOES COMPENSATION MEAN?

        Compensation generally means your gross pay, as reported to you on your Form W-2. It may include non-cash pay (like use of a company automobile) if those items are taxable income to you. However, you may only defer out of your cash pay.

        Your pay for 401(k) deferral purposes does not include:

        - Insurance Auto

        Compensation generally means your gross pay, as reported to you on your Form W-2. It may include non-cash pay (like use of a company automobile) if those items are taxable income to you. However, you may only defer out of your cash pay.

        Your pay for 401(k) deferral purposes does not include:

        - Restricted Stock

        MAY I TRANSFER FUNDS FROM OTHER QUALIFIED RETIREMENT PLANS TO THIS FUND BY MEANS OF A ROLLOVER OR TRANSFER?

        Any eligible employee, including those who have not yet met the requirements to participate in the Plan, may make a Rollover Contribution.

   INVESTMENTS

        HOW DO I SHARE IN INCOME FROM THE PLAN'S INVESTMENTS?

        At the end of each business day, the Trustee will value each Investment Fund held by the Trust. The value of investments will go up and down, based on market factors.

        HOW DO I MAKE MY INVESTMENT SELECTIONS?

        You may direct the investment of your accounts into one or more of the Investment Funds in 5% increments. All money in the Plan for your benefit, along with all current contributions will be invested according to your direction. You may change your investment direction once each business day. Changes in the investment of your account balances will be made on days that the stock market is open and the Trustee is open for transaction of Trust related business. Instructions received before 4:00pm Eastern Time will be executed on the same business day; instructions received after 4:00pm Eastern Time will be executed on the next day that the stock market is open. You may change your current investment direction by calling Trust Talk{R} at 216-813-4800 or 1-800-962-2149.

        HOW WILL MY FUNDS BE INVESTED?

        The Trustee invests your Plan money in one or more of the Investment Funds pursuant to your direction. You will indicate at the time of enrollment the allocation of your current and future contributions into the options listed below. The Committee has selected the following Investment Funds offered by the Trustee for investment of Plan money:

        ER MAGIC{R} FUND The investment objective of the EB Managed

        Guaranteed Investment Contract (MaGIC) Fund is to seek a reasonable level of income together with stability of principal. The Fund primarily invests in a diversified portfolio of insurance companies and other investment contracts. The effective maturity of the Fund will be five years or less. Investment contracts are selected from an approved list of high-quality issuers. Short-term investments are maintained only in amounts deemed sufficient for liquidity needs.

        THE VICTORY INVESTMENT QUALITY BOND FUND The investment objective of the Fund is to seek total return with an emphasis on a high level of income. The Fund invests primarily in investment-grade bonds issued by corporations and the U.S. Government and its agencies or instrumentalities.

        THE VICTORY STOCK INDEX FUND The investment objective of the Fund is to seek to match the performance of the Standard & Poor's 500 Composite Stock Index, an unmanaged index composed of 500 domestically traded common stocks weighted according to the market value of each common stock in the Index. No attempt is made to manage the Stock Index Fund in the traditional sense using economic, financial or market analysis. The Fund may invest in stocks of companies represented in the Standard & Poor's 500 Composite Stock Index in proportion to their Index weighting in an attempt to duplicate the performance and dividend income of the Index. The Fund may also invest in common stock not included in the Standard & Poor's 500 Index in order to reduce "tracking error" (the difference between the Stock Index Fund's investment results and that of the Standard & Poor's Index).

        THE AMERICAN FUNDS GROUP{R}: American Balanced Fund The fund seeks conservation of capital, current income and long-term growth of capital and income by investing in stocks, bonds, and other fixed-income securities. The investment strategy emphasizes a balanced approach and is managed as if it constituted the complete investment program of the prudent investor.

        FIDELITY CONTRAFUND The fund seeks capital appreciation investing. The fund invests primarily in common stock and securities convertible into common stock, but it has the ability to purchase other securities, including foreign securities, that may produce capital appreciation. The advisor can also make substantial temporary investments in investment-grade debt securities when it believes market conditions warrant. The fund may vary its investment allocation among foreign and domestic common stocks, preferred stocks, securities with warrants attached, and bonds, notes, and other debt securities.

        TEMPLETON FOREIGN FUND The fund seeks long-term capital growth through a flexible policy of investing in stocks and debt obligations of companies and governments outside the United States.

        IWC RESOURCES CORPORATION This fund is invested totally in the Common Shares of IWC Resources Corporation. The common stock, of IWC Resources Corporation is publicly traded on the NASDAQ Over the Counter market under the symbol "IWCR".

   VESTING & FORFEITURES

        WHAT DOES VESTING MEAN?

        Vesting refers to the portion of your account that you are entitled to if you would leave
        IWC Resources Corporation. You become fully vested when you reach the Plan's Normal Retirement Age, die, or become fully disabled.

        Remember that you are always 100% vested in your 401(k) deferrals. However, just because you are vested in all or a portion of your account, does not mean that the value of that account is guaranteed. The value of the account can fluctuate up and down. If the Investment Funds in which you have invested decrease in value, the value of your account will decrease. The percentage vested will stay the same; the market value, or the value of the account, will be based on the market value of the investments at that time.

        For Example: On January 1, an employee is 80% vested and the market value of the employee's account is $20,000. The market value of the vested amount is 80% of the $20,000 or $16,000. On June 1, the employee is still 80% vested but the market value of the account is $18,000. The market value of the vested amount is 80% of the $18,000 or $14,400. If the market value of the account goes to $22,000, the employee is still 80% vested but the market value of the vested portion is $17,600.

        Being vested does not mean you can withdraw your benefits at any time. For information about when you may receive your benefits, see the section of this Summary Plan Description titled "Payment of Benefits."

        FOR VESTING PURPOSES, WHAT DOES NORMAL RETIREMENT AGE MEAN?

        The Plan's Normal Retirement Age is the age at which you become 100% vested regardless of the number of Years of Service you have. THE PLAN'S NORMAL RETIREMENT AGE IS NOT NECESSARILY THE SAME AS THE RETIREMENT AGE SET BY YOUR EMPLOYER'S RETIREMENT POLICY. Your Normal Retirement Age is the day you turn 65.

        WHICH CONTRIBUTIONS ARE TIED TO VESTING AND SUBJECT TO
        FORFEITURES?

        Only Employer Contributions are subject to vesting and forfeitures. Your 401(k) deferrals and rollovers are 100% vested and non-forfeitable.

        DO I SHARE IN OTHERS' FORFEITURES?

        For Profit Sharing Contributions:

        Yes. Forfeitures will be allocated to your Participant Account in the same manner that your Employer may make contributions to your account, for the year in which the forfeiture occurred.

        For Matching Contributions:

        Yes. Forfeitures of Employer Matching Contributions will be allocated to your Participant Account in the same manner that your Employer may make contributions to your account, for the year in which the forfeiture occurred.

        WHAT HAPPENS TO NON-VESTED AMOUNTS IN MY ACCOUNT IF I TERMINATE EMPLOYMENT BEFORE NORMAL RETIREMENT AGE, DEATH OR DISABILITY?

        The amount of your account which is not vested will be forfeited at the end of the Plan Year in which you terminate employment.

        WHAT HAPPENS IF I AM REHIRED?

        If you return to work before five (5) consecutive one-year breaks in service, and you repay to the Plan the amount of any distribution of Plan assets you received, your forfeited balances will be restored.

        DO ALL YEARS OF SERVICE COUNT FOR VESTING PURPOSES?

        Yes. All of your years of service with IWC Resources Corporation will be included for purposes of computing your vested account balance.


        HOW DO MY YEARS OF SERVICE AFFECT VESTING?

        The vested amount of your account attributable to Employer Contributions upon resignation or dismissal prior to Normal Retirement Age, disability or death, is a percentage which may be determined in one of two ways as indicated below, depending on whether the Plan is top-heavy. The Plan is top-heavy if more than 60% of the account balances in the Plan belong to key employees. Key employees include certain officers and owners of IWC Resources Corporation. If you terminate employment before you reach Normal Retirement Age, die or become disabled, the non-vested portion of your account will be forfeited.

        Upon Normal Retirement Age, your death or disability, your account becomes 100% vested, and you or your beneficiaries will receive all of the value of all of your accounts in the Plan. The following table(s) show the vesting schedule(s) for IWC Resources Corporation Employee Thrift Plan and Trust:

        In order to determine your vested percent, first count the number of Years of Service you have. Find that number in the chart below under Years of Service and find the corresponding vested percent.

        EMPLOYER PROFIT SHARING CONTRIBUTIONS

                                Non Top Heavy            Top Heavy
       Years of Service       Vested Percentage      Vested Percentage
       ----------------       -----------------      -----------------

             One                     20%                     0%
             Two                     40%                    20%
            Three                    60%                    40%
             Four                    80%                    60%
             Five                   100%                    80%
                                                           100%

        EMPLOYER MATCHING CONTRIBUTIONS

                                Non Top Heavy            Top Heavy
       Years of Service       Vested Percentage      Vested Percentage
      -----------------       -----------------      -----------------
             One                     0%                      0%
             Two                     0%                     20%
            Three                    20%                    40%
             Four                    40%                    60%
             Five                    60%                    80%
             Six                     80%                   100%
            Seven                   100%


   PAYMENT OF BENEFITS

        WHEN ARE MY BENEFITS PAID TO ME?

        You are entitled to a distribution if you reach age 65 and retire, become disabled or terminate employment. Your beneficiaries are entitled to a distribution at the time of your death. Installment payments of your vested account balance will be made as soon as administratively practical after proper receipt of a distribution request.

        If you or your beneficiaries do not wish to receive installment payments, you may request distribution in a lump sum. If the amount of your benefit is greater than $3,500, you may elect to defer payment beyond age 65. However, if you have terminated employment, you must begin receiving benefits no later than April 1 of the calendar year following the year in which you reach age 70-1/2.

        HOW DO I SELECT MY BENEFICIARY?

        You make your selection of a Beneficiary when you enroll in the Plan. You may change your Beneficiary designation at any time by notifying the Committee. If you are married and you do not wish to select your spouse as Beneficiary or you wish to remove your spouse as beneficiary at a later date, your spouse must consent in writing according to the terms of the Plan and the Internal Revenue Code.

        WHAT AMOUNT CAN I EXPECT TO RECEIVE WHEN I BECOME ELIGIBLE FOR
        BENEFITS?

        When you become eligible for benefits, you will be entitled to receive an amount which has accumulated in your account. The amount of your benefit will depend on how long you have participated in the Plan, the amounts you contributed during that time, and the performance of the Investment Funds. The amount cannot be accurately determined until you are eligible to receive it.

        IF I TERMINATE EMPLOYMENT WITH IWC RESOURCES CORPORATION, WHEN WILL MY DISTRIBUTION BE MADE?

        If requested, distributions due to termination of employment will usually be made within a reasonable time after you notify the Plan Administrator of your desire to receive a payment of benefits from the Plan. However, if you have elected a distribution, in no case shall the distribution be made later than after the close of the Plan Year during which you incur a one-year Break in Service. If you elect to have your benefit paid directly to you, the payment will be subject to mandatory 20% federal income tax withholding and possibly state withholding. You can avoid the withholding if you elect to have your balance paid directly to the Trustee of another qualified plan or to an Individual Retirement Account (IRA).

        WHAT ARE THE TAX CONSEQUENCES OF TAKING A TERMINATION
        DISTRIBUTION?

        Unless your distribution is rolled over into another plan or IRA, you will be subject to income tax. If you are under age 59-1/2 and request your termination distribution to be paid directly to you, your distribution will be subject to a 10% federal penalty

        TAX. Your distribution may also be subject to state or local taxes. Consult your tax advisor for details.

        HOW DO I MAKE A REQUEST TO RECEIVE BENEFITS?

        You (or your Beneficiary) should send a Distribution Request Form to the Plan Administrator. The Plan Administrator will notify you of its decision to make a distribution within 90 days (or as soon as is administratively feasible) of receipt of your request. If the Plan Administrator requires additional time to consider your request, the Plan Administrator will notify you of its decision no later than 180 days after its initial receipt of your request. If any benefits are denied, the Plan Administrator will give you (or your Beneficiary) a written explanation and outline of the procedure for review. You (or your Beneficiary) have the right to ask the Plan Administrator to reconsider the denial of the request or ask for a hearing before the Plan Administrator. You may also submit documents or other evidence which support your position to the Plan Administrator. The Plan Administrator will schedule an opportunity for a full and fair hearing of the denial of your request. The Plan Administrator's decision will be communicated to you in writing within sixty (60) days of the hearing. If you do not request a hearing, the Plan Administrator will generally render a decision within sixty (60) days after you appeal the request and submit supporting documentation. The Plan Administrator will notify you within sixty (60) days of your appeal if additional time is required to consider your appeal, in which case the Plan Administrator will notify you of its decision no later than 120 days after you appeal the denial of your request.

        HOW SEPARATE IS THIS PLAN ACCOUNT FROM MY OTHER ASSETS?

        Your interest in your Plan account may not be sold, used as collateral for an outside loan, given away or otherwise transferred. However, your account may be subject to division or reallocation in connection with a divorce or similar proceeding.

        May I withdraw the vested part of my account attributable to Employer Contributions while I am still working?

        Yes, for the following reasons:

        - Attainment of the Plan's Normal Retirement Date by the
        Participant.

        MAY I WITHDRAW PART OF MY 401(K) DEFERRALS WHILE I AM STILL
        WORKING?

        Yes, for the following reasons:

        - For purposes of satisfying a financial hardship, using the safe harbor' provisions of Section 3.9 of the Basic Plan
        Document. The following are defined as safe harbor expenditures:

        (1) Medical expenses previously incurred by the employee or spouse and dependents or necessary for these persons to obtain medical care;

        (2) Purchase of a principal residence for the employee (excluding mortgage payments);

        (3) Payment of tuition for the next 12 months of post-secondary education for the employee, spouse, children or dependents;

        (4) Expenditures to stave off eviction from the employee's principal residence or foreclosure of a mortgage on the employee's principal residence.

        - Attainment of the Plan's Normal Retirement Date by the
        Participant.

        NOTE: THE EMPLOYEE MUST SATISFY THE FOLLOWING LIMITATIONS TO QUALIFY FOR A HARDSHIP DISTRIBUTION:

        (1)  The distribution cannot exceed the amount of the need;

        (2) The employee must obtain all distributions and all nontaxable loans currently available under all plans maintained by the employer;

        (3) The employee is prohibited from contributing to all plans maintained by the employer for a 12 month period from the date of receipt of the hardship distribution;

        (4) The employee is limited on the amount that may be contributed during the year following the hardship distribution.

        MAY I WITHDRAW THE VESTED PART OF MY ACCOUNT ATTRIBUTABLE TO MATCHING CONTRIBUTIONS WHILE I AM STILL WORKING?

        Yes, for the following situations:

        - Attainment of the Plan's Normal Retirement Date by the
        Participant.

        DOES THIS PLAN HAVE AN EARLY RETIREMENT DATE?

        No. Early Retirement is not applicable to this Plan.

        ARE MY BENEFITS COVERED BY GOVERNMENT INSURANCE?

        Benefits under this Plan are not insured by the government. You may have heard about the Pension Benefit Guaranty Corporation ("PBGC") which insures certain pension benefits. The PBGC insures only certain types of pension benefits and does not insure Profit Sharing or 40 1(k) Plan benefits.

        ARE THERE ANY OTHER FEATURES OF MY PLAN THAT I SHOULD BE AWARE
        OF?

        Your plan is a complex legal document that contains many items that cannot be discussed in this summary. If you have any questions, or wish to see a copy of the plan documents, contact the Plan Administrator.

   LOANS

        MAY I BORROW MONEY FROM THE PLAN?

        No, the Plan does not allow participants to take loans.

   PLAN AMENDMENT AND TERMINATION

        UNDER WHAT CIRCUMSTANCES CAN THE PLAN BE AMENDED?

        IWC Resources Corporation has reserved the right to change any of the choices it has made in the Plan, and subject to certain restrictions imposed by law, may change any other provision of the Plan Under no circumstances may IWC Resources Corporation make any changes to the Plan that would reduce any benefit you have as of that time in the Plan; however, IWC Resources Corporation may reduce or eliminate any benefits that you have not yet accrued.

        UNDER WHAT CIRCUMSTANCES MAY THE PLAN BE TERMINATED?

        IWC Resources Corporation may terminate the Plan in its own discretion by notifying the Trustee. The Plan may also terminate if IWC Resources Corporation becomes judicially bankrupt or insolvent; if IWC Resources Corporation business organization dissolves; or if IWC Resources Corporation merges, consolidates, reorganizes or sells its assets without a successor company electing to continue the Plan.

        WHAT HAPPENS TO MY BENEFITS IN THE PLAN UPON PLAN TERMINATION?

        Your benefits which were not previously vested will become immediately 100% vested and nonforfeitable. If a significant number of Participants become ineligible to participate in the Plan, as a result of the action of the IWC Resources Corporation, a "partial termination" may occur. In the case of a "partial termination" those Participants affected will become fully vested in their benefits.

        HOW WILL MY BENEFITS BE DISTRIBUTED UPON PLAN TERMINATION?

        You, or your Beneficiary, if applicable, will receive your benefits in accordance with the distribution provisions of the Plan.

   YOUR RIGHTS UNDER ERISA

        As a participant in this Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan Participants shall be entitled to:

        Examine, without charge, at the Plan Sponsor's office and at other specified locations, such as worksites and union halls, all Plan documents, including insurance contacts, collective bargaining agreements and copies of all documents filed by the Plan with the U.S. Department of Labor, including detailed annual reports and Plan descriptions.

        Obtain copies of all Plan documents and other Plan information upon written request to the Plan Sponsor. The Plan Sponsor may make a reasonable charge for the copies.

        Receive a summary of the Plan's annual financial report. The Plan Sponsor is required by law to furnish each Participant with a copy of this Summary Annual Report.

        Obtain a statement telling you whether you have a right to receive benefits at normal retirement age and if so, what your benefits would be at normal retirement age if you stop working under the Plan now. If you do not have a right to benefits, the statement will tell you how many more years you have to work to get a right to benefits. This statement must be requested in writing and is not required to be given more than once a year. The Plan must provide the statement free of charge.

        In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Employee Benefit Plan.

        The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and Beneficiaries. No one, including IWC Resources Corporation, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining benefits under the Plan or exercising your rights under ERISA. If your claim for benefits is denied in whole or in part you must receive a written explanation of the reason for the denial. You have the right to have the Plan Sponsor review and reconsider your claim.

        Under ERISA, there are steps you can take to enforce the above rights. For example, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Sponsor to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Sponsor. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees if, for example, it finds your claim is frivolous.

        If you have any questions about your Plan, you should contact the Plan Sponsor. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

        This summary is a brief description of the Plan. It is not meant to interpret, extend or change the Plan in any way. The provisions in the Plan can only be determined accurately by consulting the Plan itself. A copy of the Plan is on file at the company office and may be read by any employee at any reasonable time.

        IN THE EVENT OF ANY DISCREPANCY BETWEEN THIS SUMMARY AND THE ACTUAL PROVISIONS OF THE PLAN, THE PLAN PROVISIONS SHALL GOVERN.

                           LIMITATION OF LIABILITY

   Neither the Company, IWC, nor any of their agents (including IWC if it is acting as such) in administering the Plan shall be liable for any act done in good faith or for the good faith omission to act in connection with the Plan. However, nothing contained herein shall affect a Participant's right to bring a cause of action based on alleged violations of federal securities laws.

                               USE OF PROCEEDS

   The Company does not anticipate that it will realize any net proceeds from the issuance of its Common Shares under the Plan.

                            PLAN OF DISTRIBUTION

   The Common Shares being offered hereby are offered pursuant to the Plan, the terms of which provide for the issuance of Common Shares in connection with investment of participant and employer contributions to the Plan.

                        DESCRIPTION OF COMMON SHARES

   The Company's certificate of incorporation authorizes the issuance of 400,000,000 Common Shares. The description of the Common Shares is incorporated by reference into this Prospectus. See "Where You Can Find More Information" for information on how to obtain a copy of this description.

                                   EXPERTS

   The consolidated financial statements and schedules of NiSource incorporated by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

   The consolidated financial statements of Columbia incorporated in this document by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                LEGAL MATTERS

   Certain legal matters in connection with the Company's Common Shares offered hereby have been passed upon for the Company by Schiff Hardin & Waite, Chicago, Illinois.